                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       April 17, 1995
                                                -----------------------------

First Chicago Corporation
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(Exact name of registrant as specified in its charter)


        Delaware                   1-6052                   36-2669970
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(State or other jurisdiction     (Commission               (IRS Employer
     of incorporation)           File Number)            Identification No.)


One First National Plaza, Chicago, IL                          60670
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(Address of principal executive offices)                     (ZIP Code)


Registrant's telephone number, including area code          312-732-4000
                                                  ---------------------------

Item 5. Other Events
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The Registrant hereby incorporates by reference the information contained in
Attachment A hereto in response to this Item 5.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       First Chicago Corporation
                                       -------------------------
                                       (Registrant)

Date: April 17, 1995               By: Maurice E. Moore
      --------------                   --------------------------------
                                       Title: Senior Vice President and
                                              Treasurer

                                                                    Attachment A

     CHICAGO, April 17, 1995 -- First Chicago Corporation today reported first quarter net income of $195 million, slightly higher than $194 million in the first quarter of 1994, and up strongly from $173 million in the fourth quarter.

     Earnings per share were $1.98 on a fully diluted basis. This compares with $2.00 in the year-ago quarter, of which $0.73 represented gains from venture capital activities primarily associated with the Corporation's NEXTEL transaction. Earnings per share were $1.72 in the fourth quarter of 1994.

     Return on common stockholders' equity was 19% in the quarter.

FIRST QUARTER HIGHLIGHTS

. Total managed credit card receivables rose to $12.3 billion at March 31, an 18% increase from a year earlier. The securitized portfolio was $5.9 billion at quarter-end.

. The Corporation renewed its agreement with United Airlines during the quarter, extending their partnership into the next century in First Card's successful Mileage Plus credit card program. Because of a new revenue-sharing arrangement, starting in 1995, mileage payments previously recorded as noninterest expenses are netted against associated revenues.

. Combined trading activities generated profits of $50 million -- the best quarterly performance since fourth-quarter 1993. Increased customer demand for foreign exchange transactions was a key factor in the quarter's results.

. Equity securities gains from the venture capital portfolio totaled $43 million.

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.    Credit quality at March 31 remained excellent. Nonperforming assets were
     $130 million, resulting in a nonperforming asset ratio of 0.5%, which continues to be one of the lowest among major U.S. banks. The allowance as a percentage of nonperforming loans was 618%. The provision for credit losses was $65 million in the quarter, compared with $50 million a year earlier.

. The Corporation made further progress in its common stock buyback program, repurchasing approximately 400,000 shares during the quarter.

. First Chicago's book value increased to $45.16 per common share at March 31, from $42.19 a year earlier.

NET INTEREST INCOME

     Net interest income on a tax-equivalent basis was $380 million. Net interest margin was 2.60%, and average earning assets were $59.2 billion.

     Adjusted for the effects of credit card securitization and the activities of First Chicago Capital Markets, Inc., net interest margin was 3.87%. The adjusted margin was 3.93% in the year-ago quarter and 3.74% in the fourth quarter of 1994. This relative stability in the margin reflects the Corporation's longstanding policy of maintaining a neutral interest rate risk position.

NONINTEREST INCOME

     Total noninterest income was $470 million for the first quarter.

     Credit card fee revenues were $191 million. When adjusted for the impact of securitization and the change in the recognition of Mileage Plus payments, these revenues climbed 25% from the year-ago quarter.

    Market-driven revenues, which include securities gains and trading profits, totaled $105 million in the quarter, compared with $110 million a year earlier and $85 million in the fourth quarter.

    Combined trading activities generated profits of $50 million, reflecting increased customer-driven foreign exchange activity due to more volatile currency markets as well as higher fixed income trading revenues. This reflects a significant improvement from $12 million in the fourth quarter of 1994, and a $25 million loss in the year-ago quarter resulting from weakness in the emerging markets sector.

    Equity securities gains were $55 million, including $43 million in the venture capital portfolio and $12 million related to corporate financing activities. Total equity gains were $134 million in the year-ago quarter, primarily associated with the Corporation's investment in NEXTEL Communications, Inc., and $71 million in the fourth quarter.

    Earnings attributable to the venture capital portfolio--revenues less the portfolio's cost-to-carry and other expenses--were $0.23 per share, compared with $0.73 in the year-ago quarter and $0.26 in the fourth quarter.

    In the first quarter of 1994, a $35 million gain was recorded from the sale of the Corporation's remaining interest in Brinson Holdings, Inc.

NONINTEREST EXPENSE

    Noninterest expense was $478 million in the quarter. The ratio of expenses to total revenues (net interest income and noninterest income) was 56%.

    In the first quarter of 1994, expenses were $485 million, which included $42 million of nonrecurring charges, related mainly to a change in accounting treatment for personal computers and other special items.

CREDIT QUALITY

     The provision for credit losses was $65 million, including $58 million for the consumer portfolios and $7 million for commercial credits. This compares with $76 million in the fourth quarter of 1994 and $50 million in the year-ago quarter. The Corporation's allowance for credit losses was $754 million at March 31, representing 618% of nonperforming loans. Of the total allowance, $529 million was related to commercial exposure and $225 million to the consumer portfolios.

     Net charge-offs in the quarter were $44 million, reflecting $50 million of consumer net charge-offs, mainly in the credit card portfolio, and net recoveries of $6 million in the commercial portfolio. The net charge-off rate for credit card receivables, including the securitized portfolio, was 3.9%, compared with 3.6% a year earlier and 3.7% in the fourth quarter.

CAPITAL MANAGEMENT

     The estimated Tier 1 risk-adjusted capital ratio was 8.6% at March 31, and the total risk-adjusted ratio was approximately 13.0%. Both ratios remain significantly above the regulatory guidelines for "well-capitalized" status.

     As of March 31, the Corporation had completed 75% of its 7 million share common stock buyback program. Since the program's inception, 5.2 million shares have been repurchased, including approximately 400,000 shares during the first quarter.

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First Chicago Corporation and Subsidiaries

Comparative Summary

(Dollars in millions, except per share data)



                                                                                      Three Months
                                                                                     Ended March 31
                                                                                    -----------------
                                                                                     1995       1994      Change
                                                                                    ------     ------     ------
Net interest income--tax equivalent basis.....................................      $379.7     $335.5     + 13%
Provision for credit losses...................................................        65.0       50.0     + 30
Noninterest income............................................................       470.1      501.9     -  6
Noninterest expense...........................................................       478.1      484.5     -  1
Net income....................................................................       195.1      193.8     +  1

Earnings per share
  Primary
    Net income................................................................       $2.03      $2.05     -  1
    Average common and common-equivalent shares (in millions).................        91.0       87.7     +  4

  Fully diluted
    Net income................................................................       $1.98      $2.00     -  1
    Average shares, assuming full dilution (in millions)......................        94.8       91.6     +  3

Average balances
  Loans.......................................................................     $26,034    $22,488     + 16%
  Earning assets..............................................................      59,220     49,488     + 20
  Total assets................................................................      69,852     61,475     + 14
  Common stockholders' equity.................................................       3,978      3,620     + 10
  Stockholders' equity........................................................       4,589      4,381     +  5

Net interest margin...........................................................        2.60%      2.75%    -  5
Return on assets..............................................................        1.13       1.28     - 12
Return on common stockholders' equity.........................................        18.9       20.2     -  6



                                                                                       At March 31
                                                                                       -----------
                                                                                     1995       1994      Change
                                                                                    ------     ------     ------
Assets........................................................................     $72,378    $59,843     + 21%
Loans.........................................................................      27,018     23,782     + 14
Deposits......................................................................      32,191     28,833     + 12
Common stockholders' equity...................................................       4,057      3,647     + 11
Stockholders' equity..........................................................       4,668      4,408     +  6



FIRST CHICAGO CORPORATION
CAPITAL DATA
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                                                                   3/31/95    12/31/94     9/30/94     6/30/94     3/31/94
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
Common Equity/Assets (1).......................................       6.2%        6.6%        6.6%        6.5%        6.6%
Risk-Based Capital Ratios: (1)(2)(3)
  Tier 1.......................................................       8.6%        8.8%        9.2%        8.9%        9.1%
  Total........................................................      13.0%       13.4%       13.9%       13.8%       14.2%
Leverage Ratio (1)(2)(3).......................................       7.7%        7.5%        7.8%        8.0%        7.8%
Book Value of Common Equity....................................    $45.16      $43.65      $42.79      $43.40      $42.19


(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 6/30/94 ratios exclude $150 million of Preferred Stock Series D redeemed on July 1, 1994.
(3) 3/31/95 ratios are estimated.